Exhibit 10.9

M E M O R A N D U M

TO:	Thomas J. Hollister

FROM:	Edward J. Faneuil

CC:	Eric Slifka
Kenneth Watchmaker

DATE:	July 9, 2013

RE:	Follow-up Understandings

Tom:

As a follow-up to our discussions, the below memorializes the several items that Global (the “Company”) had agreed to address.  In no particular order, here is my summary of those “action items”:

1.            Automobile

You may retain and use the Company automobile which you currently drive until December 31, 2013.  During that timeframe, the Company will remain responsible for the insurance, maintenance and repairs of said automobile.  Consistent with your employment “perks”, gasoline expenses will be for your account.  Effective January 1, 2014, the Company will sell the automobile to you for One and 00/100 ($1.00) Dollar on an “as is”, “where is” basis.

2.            Upon expiration of your Terminal Administrative Leave on December 31, 2013, you and the Company recognize and agree that your eligibility to participate in certain benefits including, without limitation, 401(k), employer-sponsored long term disability and life insurance and other employee benefit plans (the “Unavailable Benefits Package”) shall end.  The Company and you agree that the following consideration to you shall constitute full and final satisfaction of the Company’s commitment to address the Unavailable Benefits Package in a mutually satisfactory manner:

a.             On or before August 31, 2013, the Company shall pay you $25,500.00

b.            On or before December 31, 2013, the Company shall pay not more than Ten Thousand and 00/100 ($10,000.00) Dollars of invoices (upon your submission of same) associated with life insurance, disability, long term health care or similar like policy premiums on your behalf.

I trust that I have captured the essence of our understandings.  Should you have any questions, please do not hesitate to contact me.

If satisfactory, kindly reply by email confirming your agreement and understanding.

As always, best wishes.

EJF/mew